Exhibit 10.14

Date                             2010

EXMAR NV

and

THE EXMAR MEMBERS LISTED IN

SCHEDULE 1

and

TEEKAY LNG PARTNERS L.P.

and

TEEKAY LNG HOLDCO L.L.C.

JOINT VENTURE AGREEMENT

relating to

SOLAIA SHIPPING L.L.C.

EXMAR EXCALIBUR SHIPPING COMPANY LIMITED
EXCALIBUR SHIPPING COMPANY LIMITED

Watson, Farley & Williams

London

INDEX

Clause		Page

1	DEFINITIONS AND INTERPRETATION	3

2	THE BUSINESS	9

3	COMMERCIAL AND TECHNICAL MANAGEMENT	9

4	WORKING CAPITAL AND FINANCE	9

5	MANAGEMENT	10

6	ACCOUNTING AND CORPORATE ADMINISTRATION	11

7	APPOINTMENT OF DIRECTORS	12

8	DIVIDEND POLICY	13

9	TRANSFER OF SHARES AND INTERESTS	14

10	BUY-OUT EVENTS	17

11	DEADLOCK	18

12	RESTRICTIONS	19

13	IMPLEMENTATION	20

14	COSTS	20

15	ANNOUNCEMENTS AND CONFIDENTIALITY	20

16	PROVISIONS RELATING TO THIS AGREEMENT	20

17	NOTICES	23

18	GOVERNING LAW	25

19	ARBITRATION	25

SCHEDULE 1 THE EXMAR MEMBERS		27

SCHEDULE 2 DETAILS OF THE COMPANIES		28

SCHEDULE 3 MATTERS WHICH NO COMPANY CAN UNDERTAKE WITHOUT THE CONSENT OF ALL THE RELEVANT MEMBERS		31

EXECUTION PAGES		33

APPENDIX 1		35

CONSTITUTIONAL DOCUMENTS		35

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

THIS AGREEMENT is made on                                      2010

BETWEEN:

(1)                                 EXMAR NV, incorporated in Belgium with number 0860.409.202, whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium (“Exmar”);

(2)                                 THE EXMAR MEMBERS listed in Schedule 1;

(3)                                 TEEKAY LNG PARTNERS L.P., formed in the Marshall Islands with company number 950008, whose administrative office is at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda (“TGP”); and

(4)                                 TEEKAY LNG HOLDCO L.L.C., formed in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “TGP Member”).

WHEREAS:

(A)                               Details of each Company are set out in Schedule 2.

(B)                               On or about the date of this Agreement, Exmar has procured the sale of and TGP has procured the purchase of 50 per cent. of the issued share capital of each of the Companies pursuant to the Share Purchase Agreement.

(C)                               The parties have agreed, or have agreed to procure that, the affairs of each Company and the relationship between the relevant Members should be regulated on the terms of this Agreement.

IT IS AGREED as follows:

1                                         DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  In this Agreement, including the schedules and the recitals:

“Accounts Date”  means 31 December in each year;

“Annual Reporting Package” means the unaudited management accounts, consisting of a balance sheet as at, and income statement for the annual period ending on, the Accounts Date for each Company prepared in accordance with IFRS;

“Auditors”  means the auditors from time to time of each Company, the details of which are set out in Schedule 2;

“Bareboat Charter” means the bareboat charter dated 29 June 2001 and entered into between Solaia and Exmar Excalibur (as charterer) in respect of the bareboat charter of the Vessel;

“Board”  means the board of directors of each Company from time to time;

“Books and Records”  has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

“Business”  means the business carried on by each Company as specified in Clause 2.1;

“Business Day”  means a day (other than a Saturday or Sunday) on which banks in England, Belgium and New York, United States of America, are open for the transaction of normal banking business (other than solely for trading and settlement in Euro) or, for the purposes of Clause 17, a day on which banks are open for the transaction of normal banking business in the country of receipt of a notice;

“Business Information”  means all information, Know How and records (whether or not confidential and in whatever form held and whether commercial, financial, technical or otherwise) including (without limitation) all formulas, designs, specifications, drawings, films, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and computer readable media and all accounting and tax records, correspondence, orders and inquiries relating to the relevant person or its business or affairs;

“Buy-Out Event” means, in relation to any party:

(a)                                 the occurrence of an Insolvency Event in relation to that party; or

(b)                                 any material breach by that party of any of its obligations under this Agreement which breach, if capable of remedy, is not remedied within ***** Business Days of a notice given by any other party to this Agreement specifying reasonable details of the breach and requiring the party in breach to remedy the same; or

(c)                                  any breach by that party or by a member of its Group of any of its obligations under any Loan Document to which it is a party, including, without limitation (and for the avoidance of doubt) the occurrence, in relation solely to that party or to a member of its Group, of an event under any Loan Document that is treated as an event giving the Lenders (as defined in the Loan Documents) the right (amongst others) to cancel their commitments or claim immediate prepayment in full of the Loan (as defined in the Loan Documents); or

(d)                                 any breach by that party or by a member of its Group of any of its obligations under any Lease Document to which it is a party, including, without limitation (and for the avoidance of doubt) the occurrence, in relation solely to that party or to a member of its Group, of an event under any Lease Document that is an event giving the Lessor the right (amongst others) to cancel its commitments or claim mandatory prepayment (as defined in the Lease) under the Lease Documents;

“Cash”  means any cash, bank deposits or cash equivalents owned by each Company including, without limitation, cash at bank and in hand and liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities and interest accrued on each of the foregoing but excluding all hedge assets of any type;

“Companies”  means Solaia, Exmar Excalibur and Excalibur together, and each a “Company”;

“Companies Act”  means Companies Act 2006;

“Connected Person”  means, in relation to a person, any other person connected with that person within the meaning of sections 1122 and 1123 of the Corporation Tax Act 2010, and references in this Agreement to a person being “connected” with another shall be construed accordingly;

“Constitutional Documents”  means:

(a)                                 in respect of Exmar Excalibur and Excalibur, the articles of association adopted by each of these Companies; and

(b)                                 in respect of Solaia, the LLC Agreement,

the form of which is set out in Appendix 1 and which have been adopted or entered into (as applicable), and as the same may be amended from time to time;

“Directors”  means the Exmar Directors and TGP Directors together;

“Excalibur” means Excalibur Shipping Company Limited, further details of which are set out in Schedule 2;

“Excalibur Accounts” means the audited financial statements of Excalibur as at, and for the accounting reference period ended on, the Accounts Date (including the directors’ and auditors’ reports);

“Excelerate”  means Excelerate Energy L.P., whose registered office is 1450 Lake Robbins, Suite 200, The Woodlands, TX 77380, the United States of America being the entity that time charters the Vessel;

“Exmar Directors” means the Directors of each Company appointed by Exmar in accordance with the relevant Constitutional Documents and this Agreement;

“Exmar Excalibur” means Exmar Excalibur Shipping Company Limited, further details of which are set out in Schedule 2;

“Exmar Group” means Exmar and any subsidiary undertaking of Exmar, from time to time;

“Exmar Interests” means the 500 units of limited liability company interests in Solaia constituting 50 per cent. of the membership interests in Solaia;

“Exmar Members” means the relevant members of the Exmar Group who are registered as holders of the Exmar Shares and Exmar Interests, further details of which are set out in Schedule 1;

“Exmar Shares” means:

(a)                                 the 1 ordinary share of $1 and 15,000,000 preference shares of $1 each in the capital of Exmar Excalibur; and

(b)                                 the 1,500 shares of $1 each in the capital of Excalibur;

“Exmar Shipmanagement”  means Exmar Shipmanagement NV of de Gerlachekaai 20, B-2000 Antwerp, Belgium;

“Group” means the Exmar Group or the TGP Group, as the context requires;

“IFRS” means International Financial Reporting Standards;

“Insolvency Event” means, in respect of a body corporate, that it has ceased to trade or has a receiver, examiner, administrative receiver, administrator or manager appointed over the whole or the majority of its assets or undertakings, or has become insolvent or gone into liquidation (unless such liquidation is for the purpose of a solvent reconstruction or amalgamation), compounded with its creditors generally or has otherwise been unable to meet its debts as they fall due or has suffered any similar event in consequence of debt;

“Interests” means the 1000 units of limited liability company interests in Solaia constituting 100 per cent. of the membership interests in Solaia;

“Know How” means any skills, knowledge, experience, technical information or techniques of whatsoever nature utilised or gained by the relevant person in the course of its business;

“Lease” means the lease dated 29 June 2001 entered into between the Lessor and Solaia in respect of the tax lease financing of the Vessel, and subsequently amended on 7 October 2004, 16 January 2008, 7 September 2009 and on or around the date of this agreement;

“Lease Documents” means the Lease and any agreement entered into pursuant thereto or in connection therewith;

“Lessor” means Lloyds (Nimrod) Machinery Finance Limited of 25 Gresham Street, London, EC2V 7HN;

“LLC Agreement” means the amended and restated limited liability company agreement of Solaia in the form set out in Appendix 1, which has been entered into between Exmar LNG Investments Ltd and the TGP Member;

“Loan Documents” means the loan agreement dated 29 June 2001 between (i) Solaia as borrower, (ii) the banks and financial institutions named therein as lenders, (iii) Citibank N.A. and Nordea Bank Finland plc as arrangers, (iv) Nordea Bank Finland plc as an agent and (v) Nordea Bank Finland plc as security trustee in relation to a loan facility of (initially) up to $132,750,000, as amended, supplemented and restated from time to time relating to the financing of the Vessel, together with the other Finance Documents (as defined therein);

“Members”  means the Exmar Members and the TGP Member together (or their respective successors in title to the relevant Shares or Interests), each a “Member”;

“Quarterly Reporting Package”  means the unaudited management accounts, consisting of a balance sheet as at, and income statement for each quarterly period ending on 31 March, 30 June, 30 September and 31 December each year for each Company prepared in accordance with IFRS, together with the following schedules:

(a)                                 a trial balance for each of the Companies;

(b)                                 a management report discussing financial performance for the quarter in relation to forecasted results for such quarter and the results of the prior quarter;

(c)                                  a forecasted income statement for each Company for the subsequent quarter;

“Relevant Proportion”  means, in relation to each Member, the percentage which the number of Shares or Interests held by it in a particular Company bears to the total number of Shares or Interest (as appropriate) of that Company in issue at the relevant time (or, as the case may be, the total number of Shares or Interests of that Company held at the relevant time by all Members in respect of whom the relevant percentage is to be calculated at the relevant time);

“Security Interest”  means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, trust arrangement, title retention or other security interest or other arrangement of any kind having the effect of conferring security;

“Share Purchase Agreement” means the share purchase agreement dated on or around the date of this agreement between Exmar, the TGP Member and TGP in respect of the

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

sale and purchase of 50 per cent. of the issued capital of each of Solaia, Exmar Excalibur and Excalibur;

“Shares”  means, as the context may require:

(a)                                 the 2 shares of $1 each and 30,000,000 preference shares of $1 each in the capital of Exmar Excalibur; and

(b)                                 the 3,000 shares of $1 each in the capital of Excalibur;

“Member Loan”  means any loan made from time to time to a Company by a Member pursuant to Clause 4;

“Solaia” means Solaia Shipping L.L.C., further details of which are set out in Schedule 2;

“Solaia and Exmar Excalibur Accounts” means the audited financial statements of each of Solaia and Exmar Excalibur as at, and for the accounting reference period ended on, the Accounts Date (including the directors’ and auditor’s reports);

“Specified Rate”  is the rate of interest equal to the base rate from time to time of Barclays Bank plc plus ***** per cent per annum;

“Teekay” means Teekay Shipping Limited of 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda or any other member of the TGP Group;

“TGP Directors”  means directors of each Company appointed by TGP in accordance with the relevant Constitutional Documents and this Agreement;

“TGP Group” means TGP and any subsidiary undertaking or parent undertaking of TGP, or any other subsidiary undertaking of any such parent undertaking of TGP, from time to time;

“TGP Interests” means the 500 units of limited liability company interests in Solaia constituting 50 per cent. of the membership interests in Solaia;

“TGP Shares” means:

(a)                                 the 1 share of $1 and 15,000,000 preference shares of $1 each in the capital of Exmar Excalibur; and

(b)                                 the 1,500 shares of $1 each in the capital of Excalibur;

“Vessel”  means the LNG tanker, m.v. “EXCALIBUR” which is:

(a)                                 leased by the Lessor to Solaia pursuant to the terms of the Lease;

(b)                                 on bareboat charter from Solaia to Exmar Excalibur pursuant to the terms of the Bareboat Charter; and

(c)                                  on time charter from Exmar Excalibur to Excelerate;

“$” or “Dollars” means US dollars, being the lawful currency for the time being of the United States of America.

1.2                               Construction of certain terms.  In this Agreement, including the schedules and recitals:

“company” includes any partnership, joint venture, limited liability company and unincorporated association;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“legislation”  means any law, decree or regulation in force in a country or territory;

“person” includes any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership or other body corporate or unincorporate (whether or not having separate legal personality);

“regulation” includes any regulation, rule, official directive, request or guideline of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

“waiver”  includes an agreement not to rely on or assert certain provisions or rights during a specified period, until further notice or while or if specified conditions are satisfied; and

“written”  in relation to a notice, consent, demand or other communication under this Agreement, or an amendment or waiver concerning it, includes sent by facsimile transmission and any other mode of reproducing words in a legible and permanent form.

1.3                               Interpretation.  In this Agreement, unless the context requires otherwise:

(a)                                 the expression “with full title guarantee” in relation to the sale of any Shares or Interests shall import the covenants implied by sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994;

(b)                                 any reference to, or to a provision of, an enactment (other than the Companies Act) is a reference to it as it is in force from time to time and as from time to time amended, extended, re-enacted (with or without modification), consolidated or replaced or to any enactment which it re-enacts or supersedes (with or without modification) and includes all instruments or orders made thereunder except to the extent that any amendment, consolidation or re-enactment made after the date of this Agreement would increase the liability of any of the parties thereto;

(c)                                  references to Clauses, recitals and Schedules and sub-divisions thereof are to clauses of and recitals and schedules to this Agreement and sub-divisions thereof respectively;

(d)                                 words importing the singular include the plural and vice versa and words importing a gender include every gender;

(e)                                  headings are only for convenience and shall not affect the construction of this Agreement;

(f)                                   references to times of day are to London time;

(g)                                  references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(h)                                 references to any particular governmental, administrative or other authority or agency shall include references to any equivalent or substantially similar authority or agency in the country in which the relevant person is incorporated or trading or tax resident or has previously traded;

(i)                                     references to, or to a provision of, this Agreement or any other document are references to it as amended, restated, novated, substituted or supplemented from time to time, whether before or after the date of this Agreement;

(j)                                    reference to the memorandum and/or articles of association of a body corporate or unincorporate includes reference to its certificate or articles of incorporation, By-Laws and/or other constitutional documents;

(k)                                 any phrases introduced by the terms “including”, “include”, “in particular” or any similar expression are to be construed without limitation and accordingly the rule known as the ejusdem generis rule shall not apply to this Agreement;

(l)                                     any reference to an obligation of a Member shall, as regards Exmar, imply an obligation on Exmar to procure such obligation is complied with by the relevant Exmar Member and shall, as regards TGP, imply an obligation on TGP to procure such obligation is complied with by the TGP Member.

2                                         THE BUSINESS

2.1                               Business.  The business of each Company shall be:

(a)                                 in respect of Solaia, acting as the lessee of the Vessel in accordance with the terms of the Lease;

(b)                                 in respect of Exmar Excalibur, acting as the bareboat charterer of the Vessel in accordance with the terms of the Bareboat Charter; and

(c)                                  in respect of Excalibur, acting as the standby purchaser of the Vessel in accordance with the terms of the Lease.

3                                         COMMERCIAL AND TECHNICAL MANAGEMENT

3.1                               Commercial Management.  The selection and appointment of a commercial manager and administration agent for the Vessel shall be decided on by the Board of Solaia, but Exmar or a member of the Exmar Group shall exclusively liaise with Excelerate with regard to commercial management and administration matters.

3.2                               Technical Management.  The technical management of the Vessel shall be carried out by Exmar Shipmanagement or Teekay or a third party of equivalent standing, the selection and appointment of the technical ship manager to be decided on by the Board of Solaia and be subject to the prior written consent of Excelerate.

4                                         WORKING CAPITAL AND FINANCE

4.1                               External finance.  Save in relation to the Member Loans, each Company shall be financed, so far as possible, from external sources on a non-recourse basis as far as the Members are concerned, on such terms as shall be agreed from time to time by the relevant Board and so that any Security Interest required in respect of such finance shall, if possible, be provided by the relevant Company which shall, if necessary and if so determined by resolution of the relevant Board, be empowered to create Security Interests for such finance.

4.2                               Member contributions.  All working capital requirements of each Company shall be determined by the relevant Board and to the extent they exceed the relevant Company’s resources and cannot be financed from external sources in accordance with Clause 4.1, shall, if agreed by the relevant Members, be contributed to the relevant Company by each relevant Member in the Relevant Proportion by way of loan on terms to be agreed at the relevant time or by way of subscription for further shares or limited liability company interests, as applicable.

4.3                               Existing bank debt. The parties acknowledge that Solaia, Exmar Excalibur and Excalibur and their Members are subject to the Loan Documents and it is agreed that the relevant Members will procure that the relevant Companies act and are managed in a manner which is consistent with the terms of the Loan Documents, and it is further agreed that the rights and obligations of the parties under this Agreement shall be read and interpreted as being subject to any applicable restrictions or obligations contained in the Loan Documents.

5                                         MANAGEMENT

5.1                               Board; Member approval.  The overall management and day to day operation of the Business of each Company shall be carried out by the relevant Board and, to the extent permitted by law and without prejudice to any other provisions of this Agreement, the relevant Members shall procure that each Company shall not take or agree to take any action referred to in Schedule 3, except with the prior written consent of all the relevant Members.

5.2                               Deemed Member approval.  For the purpose of Clause 5.1, a Member shall be deemed to have consented in writing to any action referred to in Schedule 3 if:

(a)                                 all or a majority of the relevant Directors appointed by it under Clause 7 present at any meeting of the relevant Board have approved such action at such meeting (whether in writing or not); or

(b)                                 the consent in writing is signed on behalf of that Member by any of the relevant Directors appointed by it under Clause 7 or any other person notified in writing by that Member to the other parties for the purposes of this Clause; or

(c)                                  such action is provided for in any budget or business plan of the relevant Company for the time being in existence and consented to in accordance with Clauses 5.2(a) or 5.2(b).

5.3                               Board meetings.  The relevant Members shall procure, insofar as each is able, that:

(a)                                 each Board shall meet not less than once every six months on such day as the relevant Directors may agree;

(b)                                 each Board shall meet within seven days of a request from a relevant Member or Director for a meeting, unless otherwise agreed;

(c)                                  each Board meeting shall take place at such venue as the relevant Directors may agree, having due regard to the relevant Company’s tax residence, and (if so agreed) the relevant Directors may participate by telephone or video conference link;

(d)                                 an agenda of the business to be conducted by each Board at such meeting, and a copy of the management accounts of the relevant Company for the preceding six months, shall be sent by or on behalf of the Board to the relevant Members and all relevant Directors not less than seven days prior to the date fixed for any such meeting; and

(e)                                  each Board gives proper and adequate consideration at any meeting of that Board to any matters raised by or on behalf of any of the relevant Members.

5.4                              Board compliance.  The relevant Members shall procure, insofar as each is able, that each of such relevant Directors shall ensure:

(a)                                 that the relevant Board performs its functions on a timely basis;

(b)                                 that a quorum is present at each meeting of the relevant Board in accordance with the relevant Constitutional Documents;

(c)                                  the relevant Board shall at all times act in accordance with any resolution of the relevant Company;

(d)                                 the relevant Directors nominated by it shall at all times act in good faith in the interests of the relevant Company and in accordance with the terms of this Agreement; and

(e)                                  the Board shall take all steps necessary to ensure that the provisions of this Agreement are fully and faithfully complied with.

5.5                               Company compliance.  The relevant Members shall procure, insofar as each is able, that each Company shall:

(a)                                 keep proper Books and Records;

(b)                                 carry on and conduct its business and affairs in a proper and efficient manner in accordance with all applicable legal requirements and with the provisions of its Constitutional Documents, any resolution of the relevant Company and this Agreement;

(c)                                  maintain at all times in full force and effect insurance policies with a reputable insurance office covering all of its insurable assets against the risks usually insured against by companies carrying on businesses of a similar nature to its Business and make any claims that may arise thereunder; and

(d)                                 notify each of the relevant Directors and the relevant Members promptly of any circumstances of which it may become aware from time to time which might reasonably be expected to give rise to legal proceedings of any nature against the relevant Company or its officers or employees.

5.6                               Good faith.  The relevant Members shall at all times act in good faith in the interests of the relevant Company.

5.7                               Contracts with Members or Connected Persons.  Notwithstanding any other provision of this Agreement, the relevant Members shall procure insofar as each is able that the relevant Company shall enforce and exercise fully, and shall not waive or release or grant any indulgence in respect of, any rights which it may have against any Member or any Connected Person of any Member under or pursuant to any agreement from time to time in existence between the relevant Company and that Member or Connected Person unless all the parties otherwise agree in writing and:

(a)                                 that Member, and all relevant Directors appointed by that Member under Clause 7, shall be deemed for all purposes to have been present at, and counted in the quorum for, any meeting of the relevant Members or the relevant Board concerning any such agreement or any dispute relating thereto and to have abstained from voting on any resolutions relating thereto; and

(b)                                 Clauses 6.2(e) and 6.3 shall not apply in favour of that Member at any time after a dispute has arisen or become likely to arise concerning any such agreement.

6                                         ACCOUNTING AND CORPORATE ADMINISTRATION

6.1                               Accountancy and administration services.  Accountancy and corporate administration services (including the maintenance of all statutory books and registers and the making of all statutory returns) shall be provided to Solaia and Exmar Excalibur by Exmar for a fee of $1,500 per month (or a pro rata amount for any part of a calendar month) charged separately for each of Solaia and Exmar Excalibur and shall be cumulatively increased on an annual basis by a percentage equal to the annual percentage increase in the US Consumer Price Index during the 12 month period prior to the date of the then mostly recently published figure for the US Consumer Price Index.

6.2                               Accounts.  Exmar shall procure that there are distributed to each relevant Member:

(a)                                 within 6 Business Days of the end of each of the quarterly periods ending on 31 March, 30 June, 30 September and 31 December, the Quarterly Reporting Package;

(b)                                 within 20 Business Days of the end of the annual period ending on 31 December, the Annual Reporting Package;

(c)                                  within 60 Business Days of each Accounts Date, final Solaia and Exmar Excalibur Accounts for the accounting reference period ended on such Accounts Date;

(d)                                 within 180 Business Days of each Accounts Date, final Excalibur Accounts for the accounting reference period ended on such Accounts Date; and

(e)                                  such other information readily available to each Company as any relevant Member may from time to time reasonably require.

6.3                               Inspection of Books and Records.  The relevant Members and their authorised representatives shall each have the right to inspect the Books and Records of the relevant Company on reasonable notice during normal business hours and shall have the right (at their own expense) to take away copies of or extracts from all such Books and Records.

6.4                               Bank mandate requirements.  Whilst and so long as this Agreement is in force, the parties shall procure that the mandate for each bank account of each Company shall, for the withdrawal or payment of funds from any such account, require the signature of one person nominated by any one Member of such Company and, where such withdrawal or payment exceeds $50,000, shall require the signature of two persons, one nominated by the Exmar Member and one nominated by the TGP Member.

6.5                               Contact with Excelerate.  Whilst and so long as this Agreement is in force, Exmar shall liaise and generally deal with the day to day issues with Excelerate.

6.6                               Auditor Consent. Exmar will request that the Auditors consent to the ability of TGP’s auditor to rely on their audit work of the Companies.

7                                         APPOINTMENT OF DIRECTORS

7.1                               Number of Directors.  The number of Directors of each Company shall be up to four.

7.2                               Exmar Directors.  Whilst and so long as this Agreement is in force, in respect of each Company, the relevant Exmar Member shall be entitled to nominate and (subject to the satisfaction of the relevant legal requirements as to appointment) appoint up to two of the Directors in office at any one time (such directors being the Exmar Directors) and to remove any of such directors and appoint another person to be an Exmar Director in his place.  Any such appointment or removal of an Exmar Director shall be effected (to the extent permitted by applicable law) by an instrument in writing signed by the relevant Exmar Member or on its behalf by a duly authorised representative (and otherwise by the relevant legal procedure required by applicable law) and shall take effect, subject to the person so nominated signing a consent to act, upon lodgement at the registered office of the relevant Company (or otherwise in accordance with applicable law). The first Exmar Director(s) of:

(a)                                 Solaia shall be Patrick De Brabandere and Didier Ryelandt;

(b)                                 Exmar Excalibur shall be Patrick De Brabandere and James Dishman; and

(c)                                  Excalibur shall be Peter Lawrence Quayle.

7.3                               TGP Directors.  Whilst and so long as this Agreement is in force, in respect of each Company, the TGP Member shall be entitled to nominate and (subject to the satisfaction of the relevant legal requirements as to appointment) appoint up to two of the Directors in office at any one time (such directors being the TGP Directors) and to remove any of such directors and appoint another person to be a TGP Director in his place.  Any such appointment or removal of a TGP Director shall be effected (to the extent permitted by applicable law) by an instrument in writing signed by TGP or on its behalf by a duly authorised representative (and otherwise by the relevant legal procedure required by applicable law) and shall take effect, subject to the person so nominated signing a consent to act, upon lodgement at the registered office of the Company (or otherwise in accordance with applicable law).   The first TGP Director(s) of:

(a)                                 Solaia shall be Mark Kremin and Peter Evensen; and

(b)                                 Exmar Excalibur shall be Geir Sekkesaeter and Peter Evensen; and

(c)                                  Excalibur shall be Richard Read.

7.4                               Quorum.  The quorum for the transaction of business at any meeting of each Board shall be two, one of whom shall be an Exmar Director and one of whom shall be a TGP Director.  No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.  If a quorum is not present within 30 minutes after the time specified for a directors’ meeting in the notice of the meeting then it shall be adjourned for 5 Business Days at the same time and place.

7.5                               Number of votes.  At any meeting of each Board, the Exmar Director(s) present (whatever their number) shall between them have two votes (to be allocated between them as they may agree, if there is more than one Exmar Director) and the TGP Director(s) present (whatever their number) shall between them have two votes (to be allocated between them as they may agree, if there is more than one TGP Director).

7.6                               Voting.  All decisions of each Board taken at a Board meeting shall be by majority of votes, such majority including all Exmar Directors present and all TGP Directors present.  Decisions may also be taken by written resolution signed by all Directors of the relevant Company.

7.7                               Chairman of Board.  At the first board meeting of each Company after the date of this Agreement, one of the relevant Exmar Directors (or, in the case of Excalibur, the relevant Exmar Director) shall be elected by the relevant Board as the first Chairman of the relevant Company and shall hold office until the first anniversary of the date of this Agreement.  Thereafter, the relevant TGP Directors and the relevant Exmar Directors (or, in the case of Excalibur, the relevant TGP Director and the relevant Exmar Director) respectively shall nominate the Chairman for alternate years.  The Chairman shall not have a second or casting vote at meetings of the relevant Board or the relevant Company.

7.8                               Indemnity.  If any Member removes any Director appointed by it under Clause 7.2 or 7.3, that Member shall be responsible for and shall indemnify each other relevant Member and the relevant Company against any loss, liability or cost that any of them may suffer or incur as a result of any claim by such Director for unfair or wrongful dismissal or otherwise howsoever arising out of such removal.

8                                        DIVIDEND POLICY

8.1                               Dividend Policy. The dividend policy of each Company shall be that it should distribute, by way of dividend in respect of each of its financial years, and as soon as reasonably practicable after the end of each financial year and on an interim basis at the end of each financial quarter, all of its profits as are available for distribution in accordance with applicable law, subject to compliance with the Directors’ fiduciary duties, any relevant

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

restrictions contained in the Loan Documents and the provisions of Clause 8.2 below. The parties shall otherwise endeavour to keep Cash to a minimum.

8.2                               Restriction on distributions.  In respect of each Company, no distributions shall be made (i) unless permitted by the Loan Documents, and (ii) (subject to the above) whilst any Member Loans relating to that Company remain outstanding, save with the consent of the relevant Members.

9                                         TRANSFER OF SHARES AND INTERESTS

9.1                               Restriction on Share transfers.  No Member shall without the prior written consent of the other Members of the relevant Company (such consent being valid for ***** Business Days), sell, assign, transfer, give, donate, or otherwise dispose of or grant a Security Interest over any of its Shares, Interests or Member Loans in the relevant Company or any portion thereof or any right or interest therein now held or hereafter acquired except in accordance with the provisions of this Clause 9 or Clauses 10 and 11, provided always that such transfer is permitted under the terms of the Loan Documents.

9.2                               Conditions for Share and Interest transfers.  The following conditions apply to any Share or Interest transfer or Member Loan assignment:

(a)                                 it is a condition precedent to any transfer of any Shares or Interests or assignment of any Member Loans to a person not already a party to this Agreement that such person agrees in writing by deed in a form reasonably satisfactory to the parties to be bound by the terms of this Agreement, (and, with respect to transfers of Interests, by the terms of the LLC Agreement), or to such of the terms, of this Agreement or the LLC Agreement (as applicable) as the parties shall require prior to such transfer becoming effective; and

(b)                                 no Share or Interest may be transferred or Member Loan assigned by any party in respect of the Vessel unless all of the Shares, Interests and Member Loans owned by Members in that party’s Group in respect of the Vessel are transferred or assigned at the same time and to the same transferee (or its nominee).

9.3                               Effect of transfer in breach.  Any transfer or purported transfer made otherwise than in accordance with the provisions of this Clause 9 or Clauses 10 and 11, shall be void and of no effect whatsoever and the parties shall procure that the relevant Board shall not register the same.

9.4                               Notice of Sale.  If at any time the Exmar Members or the TGP Member (as applicable) (the “Selling Members” and each a “Selling Member”) wish to sell, assign, transfer, give, donate or otherwise dispose of all (but not part only) of their Shares and Interests (the “Offered Shares and Interests”) and all (but not part only) of their Member Loans (the “Offered Loans” and together with the Offered Shares and Interests, the “Offered Interests”) Exmar (in the case of the Exmar Members being the Selling Members) or TGP (in the case of the TGP Member being the Selling Member) shall first deliver written notice (“Notice of Sale”) to the other party (being a notice to TGP where the Exmar Members are the Selling Members, and a notice to Exmar where the TGP Member is the Selling Member) (the “Non-Selling Member”) of their intention to sell the Offered Interests.  A Notice of Sale shall name the proposed transferees (if any), specify the price (if any) offered by a third party per Offered Share and Interest (the “Share and Interest Price”) and per $1 outstanding on the Offered Loans (the “Loan Price”), the terms of payment, and other relevant terms and conditions, and shall have attached thereto, if relevant, a copy of any bona fide arm’s length offer made by a third party (a “Bona Fide Offer”) in respect of the Offered Interests.

9.5                              Pre-emption rights; Elections.  The Non-Selling Member shall have the right of first refusal to purchase all, but not less than all, of the Offered Interests at the Fair Market Value and, if relevant, otherwise on terms no less favourable to the Non-Selling Member than

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

those constituting the Bona Fide Offer (save that the Selling Members shall not be required to give any warranties or indemnities to the Non-Selling Member other than as specified in Clause 9.12).  The right of first refusal shall be exercised within ***** Business Days after the receipt of the Notice of Sale, when the Non-Selling Member, if it desires to acquire all of the Offered Interests, shall deliver to each Selling Member written notice of the Non-Selling Member’s election (an “Election”) to purchase all of the Offered Interests, such election stating whether or not the Non-Selling Member requires the Fair Market Value to be determined in accordance with Clause 9.9(b).

9.6                               Effect of Elections.  If an Election is made within the period referred to in Clause 9.5 in respect of all of the Offered Interests, the Non-Selling Member shall be obliged to purchase, and each Selling Member shall be obliged to sell to the Non-Selling Member the Offered Interests at the Fair Market Value and otherwise, if relevant, on the terms specified in Clause 9.4 within ***** Business Days of the date of the determination of the Fair Market Value under Clause 9.9.

9.7                               Completion of Elections.  Completion of the purchase and sale of the Offered Interests pursuant to an Election shall take place at the principal office of the relevant Company (or such other location as may be agreed upon by each Selling Member and the Non-Selling Member) within ***** Business Days of the date of determination of the Fair Market Value under Clause 9.9 when:

(a)                                 each Selling Member shall deliver to the Non-Selling Member duly executed stock transfer forms and duly executed limited liability company interest assignment and transfer forms, as applicable, in respect of the Offered Shares and Interests, together with any other documentation reasonably necessary to effect the transfer of the Offered Shares and Interests, duly executed assignments in respect of the Offered Loans and the certificates representing the Offered Shares and Interests;

(b)                                 the Non-Selling Member purchasing the Offered Interests shall deliver to each Selling Member the consideration for the Offered Interests calculated at the Fair Market Value and otherwise, if relevant, on the terms specified in Clause 9.4;

(c)                                  the Non-Selling Member shall procure the release of each Selling Member or any member of its Group from any guarantees, indemnities or other undertakings given by it in respect of the obligations of the relevant Company (including, without limitation, any guarantees forming part of the Loan Documents) and, pending such release shall indemnify and keep indemnified each Selling Member against any liability incurred by such Selling Member under or in respect of any such guarantee, indemnity or undertaking;

(d)                                 each Selling Member shall procure the removal of any Directors appointed by it to the relevant Company and shall procure the alteration of all bank mandates of the relevant Company to reflect such removal;

(e)                                  each Selling Member shall pay all amounts owed by it or any of its Connected Persons to the relevant Company;

(f)                                   the parties shall do all such other things and execute such other agreements and documents as may reasonably be required to give effect to the sale and purchase of the relevant Offered Interests; and

(g)                                  subject to payment by the Non-Selling Member of any relevant stamp duties, the Non-Selling Member (or such person as it may direct) shall be noted as assignee of the relevant Offered Loans, shall become the holder of the Interests included in the relevant Offered Shares and Interests, registered as holder of the Shares included in the relevant Offered Shares and Interests, and a limited liability company certificate and a share certificate in respect of each thereof shall be delivered to it if relevant.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

9.8                               Lapse of pre-emption rights.  If, before the expiry of the period referred to in Clause 9.5:

(a)                                 the Non-Selling Member shall have given written notice rejecting the opportunity to acquire all of the Offered Interests; or

(b)                                 no Election to purchase all the Offered Interests has been received; or

(c)                                  if, an Election having been made, the Non-Selling Member fails to comply with Clause 9.7; or

(d)                                 the Non-Selling Member revokes an Election under Clause 9.9,

the right of first refusal in favour of the Non-Selling Member shall lapse and each Selling Member shall within a period of ***** Business Days be entitled to sell the Offered Interests on terms which shall be no more favourable to the offeree than the terms offered to the Non-Selling Member (save as specified in Clause 9.5).

9.9                               Fair Market Value.  For the purposes of this Clause 9, the “Fair Market Value” shall mean:

(a)                                 if a Share and Interest Price and/or Loan Price is specified under Clause 9.4 and the Election does not require the Fair Market Value to be determined in accordance with Clause 9.9(b), the relevant Share and Interest Price and/or Loan Price;

(b)                                 if one or more of the Share and Interest Price or the Loan Price is not specified under Clause 9.4 or the Election requires the Fair Market Value to be determined in accordance with this Clause 9.9(b), the price per share and/or per $1 outstanding of the Offered Loans:

(i)                                     agreed between the relevant Selling Member and the Non-Selling Member who has made an Election within ***** Business Days of the end of the period for making an Election specified in Clause 9.5 as the Share and Interest Price and/or Loan Price; or

(ii)                                  failing agreement in accordance with Clause 9.9(b)(i) determined, at the request of the relevant Selling Member or the Non-Selling Member, to be the fair market value of the Offered Interests by the Auditors in accordance with Clause 9.10.

A Non-Selling Member who has made an Election shall only be entitled to revoke the same if it is dissatisfied with the Fair Market Value determined under Clause 9.9(b)(ii) within ***** Business Days of such determination.

9.10                       Determination of Fair Market Value.  In determining the Fair Market Value, the Auditors shall:

(a)                                 take account of the net asset value of the relevant Company as a going concern and such other matters as they may consider to be relevant;

(b)                                 take no account of the proportion which the Offered Shares and Interests bear to the then issued capital of the relevant Company or which the Offered Loans bear to the aggregate of the relevant Member Loans; and

(c)                                  be considered to be acting as experts and not as arbitrators.

9.11                        Provision of information.  Each party shall supply the Auditors with such information as they may reasonably require for the purposes of making a determination under Clause 9.10. The cost of such determination shall be borne by the relevant Selling Member and the Non-Selling Member in equal proportions.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

9.12                        Transfers free of Security Interests.  All Shares, Interests, or Member Loans sold by any Member to any other Member pursuant to the provisions of this Clause 9 or Clauses 10 and 11 shall be sold with full title guarantee together with all rights conferred thereon and free from all Security Interests or other adverse interests, rights, equities, claims or potential claims of any description.

9.13                        Power of Attorney for Share/Interest transfers.  Each Selling Member hereby appoints the Non-Selling Member purchasing any Offered Shares and Interests (or any Director or Directors nominated by that Member) irrevocably, and by way of security for the performance of the Selling Member’s obligations under this Clause 9, as its attorney or attorneys to execute any agreement or document required to be executed by the Selling Member under this Clause 9 including, without limitation, any transfer of Offered Shares and Interests, provided always that this power of attorney shall not apply in favour of any such Non-Selling Member who has failed to tender payment for the relevant Offered Shares and Interests or to comply with any of its other obligations under this Clause 9.

9.14                        Permitted Transfers.  Subject to complying with any relevant restrictions contained in the Loan Documents and to the provisions of Clause 9.2, the provisions of this Clause 9 shall not apply to any transfer of Shares or Interests:

(a)                                 consented to in writing by Exmar or TGP (as applicable), such consent being valid only for a period of ***** Business Days; or

(b)                                 by any Member to any member of that Member’s Group or by any such member of that Member’s Group to another member of that Member’ Group, provided that, in the case of a transfer of Interests, such Member or transferee shall become a party to the LLC Agreement, and provided further that if any such Member or transferee pursuant hereto shall cease to be a member of that original Member’s Group, such Member or transferee shall, and that original Member shall procure that such transferee shall, transfer any Shares or Interests held by it to the original Member or another member of that original Member’s Group.

10                                  BUY-OUT EVENTS

10.1                        Buy-Out Notice.  Either Exmar or TGP (the “Notifying Member”) may, if a Buy-Out Event has occurred at any time whilst and for so long as this Agreement is in force in relation to any Exmar Member (where TGP will be the Notifying Member) or the TGP Member (where Exmar will be the Notifying Member) (the “Defaulting Member”) serve written notice (“Buy Out Notice”) to the other party to the effect that it wishes to purchase the Shares or Interests held by the Defaulting Member together with all other Shares, Interests and Member Loans held by other Members in the Defaulting Member’s Group relating to the Vessel (such Members being the “Deemed Transferors” and each a “Deemed Transferor”) and, upon service of a Buy Out Notice, each Deemed Transferor shall be deemed to have given a Notice of Sale in accordance with Clause 9.4 and the provisions of Clauses 9.4 to 9.10 shall apply, mutatis mutandis, as if all references therein to the Selling Member(s) were references to the Deemed Transferor(s).

10.2                        Disenfranchisement Notice.  If a Buy-Out Event has occurred in relation to any Member (the “Relevant Member”), then either Exmar (where the Relevant Member is the TGP Member) or TGP (where the Relevant Member is an Exmar Member) may also serve within ***** Business Days of such Buy-Out Event a notice (a “Disenfranchisement Notice”) on the other Members in the Relevant Member’s Group who hold Shares or Interests which relate to the Vessel (the “Disenfranchised Members” each a “Disenfranchised Member”) in respect of the relevant Disenfranchised Member’s Shares or Interests (the “Restricted Shares or Interests”) which shall automatically entitle the other Members in the relevant Company (the “Other Member(s)”) (between them in the Relevant Proportions) to exercise all the rights of the relevant

Disenfranchised Member in relation to the Restricted Shares or Interests, including, without limitation:

(a)                                 the right to attend and vote at general meetings or meetings of members, as applicable, of the relevant Company (whether on a show of hands or on a poll) as if they were the holder of the relevant Restricted Shares or Interests; and

(b)                                 the right to remove Directors appointed by the relevant Disenfranchised Member and appoint their own nominated Directors as if it were the holder of the relevant Restricted Shares or Interests, and the consent of the relevant Disenfranchised Member shall not be required under Clause 5.1 for so long as the Disenfranchisement Notice remains in force.

10.3                        Power of Attorney for voting rights.  Each relevant Disenfranchised Member hereby appoints the Other Member(s) as its lawful attorneys (between them in the Relevant Proportions) for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company from the date of service of the Disenfranchisement Notice and hereby authorises:

(a)                                 the relevant Company to send any notices in respect of the Restricted Shares or Interests to the Other Member(s); and

(b)                                 the Other Member(s) to complete in such manner as they think fit and to return proxy cards, forms of appointment of a representative to attend a general meeting of the relevant Company, consents to short notice and any other document required to be signed by it in its capacity as a member.

10.4                        Other claims preserved.  The rights of the parties under Clauses 10.1 to 10.3 shall be without prejudice to any claim that any party may have against any other for damages for breach of contract.

11                                  DEADLOCK

11.1                        Dispute consideration.  If there is a dispute or disagreement between (i) Exmar or any of the Exmar Members and (ii) TGP or the TGP Member as to any question which any of them (in its sole judgment) shall consider is of fundamental importance to the future of a particular Company, or its Business, then at the option of any such disputing Member, the matter in question shall be considered at the next meeting of the relevant Board.

11.2                        Deadlock Notice.  If at the next meeting of the relevant Board, no resolution is carried in relation to the matter by reason of an equality of votes for and against any proposal for dealing with it, a lack of consent under Clause 7.1 or for any other reason, then Exmar or TGP (as applicable) may give notice in writing (a “Deadlock Notice”) to the other referring to the matter in dispute and specifying that the provisions of Clause 11.3 shall apply.

11.3                        Effect of Deadlock Notice.  Following service of a Deadlock Notice, Exmar or TGP may request the matter be referred to the Chief Executive Officers of Exmar and TGP or such appropriate senior executives as Exmar or TGP may nominate by written notice to the other (the “Nominated Senior Executives”).  The Nominated Senior Executives shall meet within 20 days and seek in good faith to resolve the matter in dispute.  If the matter in dispute has not been resolved at the meeting referred to above or following such further period as the Nominated Senior Executives may agree (the “Deadlock Period”), then either Exmar or TGP (the “Offeror”) may give notice in writing (the “Offer Notice”) within the period of 10 Business Days following expiry of the Deadlock Period to the other (the “Offeree”) offering to sell to the Offeree all of the Shares or Interests, as applicable, and Member Loans relating to the relevant Company (the “Deadlock

Company”) which are owned by the Offeror’s Group together with all other Shares or Interests, as applicable and Member Loans held by Members in the Offeror’s Group relating to the Vessel for the amount per Share (the “Share Amount”) and/or amount per $1 outstanding on such Member Loans (the “Loan Amount” and together with the Share Amount the “Amounts”) specified in the Offer Notice (the “Offer”).

11.4                        Acceptance of Offer.  Subject to Clause 11.5, the Offeree shall have a period of 20 Business Days (the “Acceptance Period”) commencing with the Business Day following the date of receipt of the Offer Notice in which to accept or decline the Offer by written notice to the Offeror.  If the Offeree accepts the Offer within the Acceptance Period, the Offeror shall sell, or procure the sale by the relevant member(s) of its Group to the Offeree (or such person as the Offeree shall nominate) and the Offeree, or such person as the Offeree shall nominate, shall purchase from the Offeror or the relevant member(s) of its Group all of the Shares, Interests and Member Loans relating to the Vessel owned by the Offeror (and such member(s) of its Group) at a price equal to the Amounts.

11.5                        Refusal of Offer.  If the Offeree declines the Offer or fails to respond to the Offer Notice within the Acceptance Period the Offeree shall sell, and shall procure that the relevant member(s) of its Group shall sell to the Offeror (or such person as the Offeror shall nominate) and the Offeror (or such person as the Offeror shall nominate) shall purchase from the Offeree or such member(s) of its Group all Shares, Interests and Member Loans relating to the Vessel held by the Offeree and any such member(s) of its Group at a price equal to the Amounts.

11.6                        Simultaneous Offer Notices.  If each of Exmar and TGP delivers an Offer Notice in the terms set out in Clause 11.3 and each of such notices is received or deemed to be received upon the same calendar day, then the party whose Offer Notice specifies the higher Amounts shall be deemed to be the Offeror for the purposes of Clause 11.3 and the provisions of Clauses 11.3, 11.4 and 11.5 shall apply save that the Acceptance Period shall be a period of 25 Business Days from the Business Day following receipt (or deemed receipt) of the Offer Notices.

11.7                        Void Offer Notices.  Subject to Clause 11.5, if an Offer Notice from one party (the “First Party”) is received or deemed to be received by the other party on a calendar day after the calendar day on which an Offer Notice from the other party is received by the First Party, the Offer Notice received on the later calendar day shall be of no effect.

11.8                        Completion of Offer.  If either Exmar or TGP (the “Purchaser”) becomes obliged or agrees under the terms of Clauses 11.3 to 11.6 to purchase the Shares, Interests and/or Member Loans which are owned by the other (or member(s) of its Group) (the “Vendor”) the sale of such Shares, Interests and/or Member Loans shall be completed on such date (being a Business Day) as the Purchaser may specify to the Vendor provided that the date so specified shall not be less than 14 nor more than 21 Business Days after the expiry of the Acceptance Period and the provisions of Clause 9.7 shall apply mutatis mutandis thereto.

11.9                        Failure to issue Offer Notice.  If neither Exmar nor TGP issues an Offer Notice within the period of 10 Business Days following expiry of the Deadlock Period pursuant to the terms set out in Clause 11.3 either party may elect to place the relevant Company in liquidation.

12                                  RESTRICTIONS

12.1                        Non-disclosure of Business Information.  Without prejudice to its common law duties, no Member shall at any time after the date of this Agreement disclose or make available to any person or use for any purpose of himself or any other person any Business Information which has been, or is after the date of this Agreement, developed, applied or used in or which in any way relates to any business or activity or affairs of any Company, any member of the TGP Group (in the case of an Exmar Member) or any member of the Exmar Group (in the case of TGP and the TGP Member).

12.2                        Permitted disclosure of Business Information.  Clause 12.1 does not apply to any Business Information which is not, or could not reasonably be expected to be, confidential or which is already in the public domain other than following a breach by the disclosing party of Clause 12.1 or a bona fide disclosure of Business Information:

(a)                                 to a court, governmental, official or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation; or

(b)                                 to the employees or professional advisers of any party if it appears necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities; or

(c)                                  in connection with any proceedings arising out of or in connection with this Agreement,

provided always that the disclosing party shall use its best endeavours to procure that any Business Information so disclosed is kept confidential by the person to whom it is disclosed.

12.3                        Continuing effect of restrictions.  The foregoing restrictions shall continue to apply notwithstanding that the shares of, interests in, or a business carried on by the relevant Company, are subsequently sold or transferred.

13                                  IMPLEMENTATION

13.1                        Further assurances.  The Members shall execute any deeds or documents and exercise or waive any rights and generally take any action which may be necessary for this Agreement to be carried into effect.

14                                  COSTS

14.1                        Responsibility for costs.  Exmar and TGP shall pay their own costs and those of their respective Groups connected with the negotiation, preparation, execution and implementation of this Agreement and the related documents and any party’s rights to recover its costs (in whole or in part) under the general law.

15                                  ANNOUNCEMENTS AND CONFIDENTIALITY

15.1                        Agreement confidential.  The terms of this Agreement and all related documents and the negotiations relating thereto are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of any party to this Agreement to any third party (other than their professional advisers or bankers) except in the terms and at the time agreed by the parties, but such agreement shall not be unreasonably withheld or delayed.

15.2                        Permitted disclosures.  The provisions of Clause 12.2 shall apply mutatis mutandis in relation to the obligations of the parties under Clause 15.1.

16                                  PROVISIONS RELATING TO THIS AGREEMENT

16.1                        Continuing effect.  The following provisions of this Agreement shall remain in full force notwithstanding its termination:

(a)                                 Clause 1 (definitions and interpretation);

(b)                                 Clause 12 (restrictions);

(c)                                  Clause 15 (announcements and confidentiality);

(d)                                 Clause 16 (provisions relating to this Agreement);

(e)                                  Clause 17 (notices);

(f)                                   Clause 18 (governing law); and

(g)                                  Clause 19 (arbitration).

Termination of this Agreement shall not affect any rights or liabilities that the parties have accrued under it.

16.2                        Entire Agreement.  This Agreement constitutes the entire agreement between the parties regarding the subject matter of this Agreement and supersedes all earlier agreements of any kind regarding the same (including the term sheet dated 1 July 2010 made between Exmar and TGP), all of which are hereby terminated and shall cease to have effect in all respects, and there are no collateral or supplemental agreements relating to this Agreement other than those (if any) executed contemporaneously with this Agreement.

16.3                        Waiver of other representations.  Each party irrevocably and unconditionally waives any right it may have to claim damages for any misrepresentation, or breach of any warranty, not contained in this Agreement or any such collateral or supplemental agreement unless such misrepresentation or warranty was made fraudulently.

16.4                        No rescission.  Each party irrevocably and unconditionally waives any right it may have to rescind this Agreement.

16.5                        Assignment.  This Agreement shall be binding on and enure for the benefit of each party’s successors and assigns save that:

(a)                                 any purported assignment, charge, transfer or other disposition by a party of the benefit of this Agreement (or any related document) or of any of its claims or rights (whether to damages or otherwise) or obligations arising under or in connection with this Agreement (or any related document) which is made without the other parties’ prior written consent shall be void for all purposes; and

(b)                                 any party in breach of Clause 16.5(a) shall not be entitled to recover damages or exercise any other remedy in respect of any loss which may be sustained by any other person who at any time has any right or interest relating to this Agreement as a result of any such breach.

16.6                        Warranties of authority.  Each party represents and warrants as regards itself that:

(a)                                 it is duly incorporated and in existence and has full power and authority to enter into, and perform all its obligations under, this Agreement;

(b)                                 this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms; and

(c)                                  the entry into and performance by it of this Agreement does not and will not violate in any respect any law or regulation or any agreement to which it is a party.

16.7                        No Right of set-off.  No party shall be entitled to set off against any sums owing by it to any other party or any of them under or in connection with this Agreement or any related document any sums owing by such other party to it under or in connection with this Agreement or any related document.

16.8                        Waiver of this Agreement.  In its sole and absolute discretion, any party may waive (in whole or in part) any provision of, or any of its rights under this Agreement or any related document, and may do so unconditionally or subject to any terms which it thinks fit.

16.9                        Variations, waivers to be in writing.  Any variation of this Agreement, or any waiver connected with this Agreement, shall be void for all purposes unless:

(a)                                 in the case of a variation, it is agreed to in writing signed by on behalf of each of the parties; or

(b)                                 in the case of a waiver, it is set out in writing signed by or on behalf of the party granting the waiver.

16.10                 Rights not affected by signature.  Without limiting the generality of Clause 16.9, no party shall lose, or be precluded (permanently or temporarily) from exercising, any right or remedy which is conferred on it by this Agreement or any right or remedy which it has in connection with this Agreement under the general law as a result of this Agreement having been signed or of any delay, acquiescence or lack of diligence on its part in seeking relief or by any act or course of conduct by it which would otherwise imply that it was affirming this Agreement (or a related agreement) after a breach by one or more of the other parties, nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

16.11                 Provisions of Agreement severable.  If any one or more of the provisions of this Agreement is, or becomes, invalid, unenforceable or illegal in whole or in part, the validity, enforceability or legality of the remaining provisions shall not be impaired.

16.12                 Interest for late payment.  Any sum owing by any party under this Agreement shall carry interest from the day after the date on which it is payable until actual payment at the Specified Rate. Such interest will be compounded semi-annually and payable after as well as before any judgment.

16.13                 Counterparts.  This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original but shall not be effective until each party has executed at least one counterpart, but all the counterparts shall together constitute one and the same instrument.

16.14                 No partnership.  Nothing in this Agreement shall create a partnership between the parties hereto or any of them.

16.15                 Supremacy of this Agreement.  If any of the provisions of this Agreement are inconsistent with or in conflict with any of the provisions of any of the Constitutional Documents then, to the extent of any such inconsistency or conflict, the provisions of this Agreement shall prevail as between the relevant Members so long as this Agreement remains in force and the Members shall procure that the Constitutional Documents are amended accordingly and shall not exercise any rights conferred on them by the Constitutional Documents which are or may be inconsistent or in conflict with this Agreement.  In addition, to the extent that any provisions of this Agreement include any different, additional or supplemental procedures, requirements or agreements between the parties to the LLC Agreement, the parties to the LLC Agreement hereby agree that the provisions of this Agreement shall prevail.

16.16                 Third Party Rights.  This Agreement is made for the benefit of the parties hereto and their successors and permitted assigns only and is not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

17                                  NOTICES

17.1                        References to notices.  Any reference in this Agreement to the service of a notice, or to the date of such service, shall be construed in accordance with this Clause 17.

17.2                        General.  Any notice under or in connection with this Agreement may be served personally or sent by first class pre-paid registered mail (airmail if sent outside the United Kingdom) or by facsimile transmission.

17.3                        Addresses for notices.  Unless delivered personally, the notice shall be sent to the address of the relevant party which is set out below or to such other address as that party may have notified to the party serving the notice for the purposes of notices under this Agreement:

(a)                                 Exmar

Name:	Exmar NV
Address:	de Gerlachekaai 20,
B-2000 Antwerp,
Belgium

Facsimile:	+32 3 247 5699

marked for the attention of the Chief Financial Officer.

(b)                                 TGP

Name:	Teekay LNG Partners L.P.
Address:	Suite No. 1778,
48 Par-La-Ville Road
Hamilton HM 11,
Bermuda

Facsimile:	+1 441 292 3931

marked for the attention of the Chief Executive Officer

(c)                                  Exmar LNG Investments Ltd

Name:	Exmar LNG Investments Ltd
Address:	Room 3206, 32nd Floor,
Lippo Centre,
Tower Two,
No. 89 Queensway,
Hong Kong

Facsimile:	+852 2861 3881

marked for the attention of the Directors.

(d)                                 Exmar (UK) Shipping Company Limited

Name:	Exmar (UK) Shipping Company Limited
Address:	Moreau House,
116 Brompton Road,
London SW3 1JJ

Facsimile:	+44 207 225 1607

marked for the attention of the Directors.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(e)                                  Exmar Lux S.A.

Name:	Exmar Lux S.A.
Address:	rue Jean-Pierre Brasseur 6,
L-1258
Luxembourg
Grand Duchy of Luxembourg

Facsimile:	+352 26 259454

marked for the attention of the Directors.

(f)                                   TGP Member

Name:	Teekay LNG Holdco L.L.C.
Address:	c/o Suite No. 1778,
48 Par-La-Ville Road
Hamilton HM 11,
Bermuda

Facsimile:	+1 441 292 3931

marked for the attention of the Directors.

17.4                        Effective date of notices.  Subject to Clauses 17.5 and 17.6:

(a)                                 a notice which is served personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)                                 a notice which is sent by mail is deemed to have been served at 10.00 am in the country of receipt on the third Business Day after the date on which it was posted; and, in proving posting, it is enough to prove that the envelope containing the notice was properly addressed and posted by registered post;

(c)                                  a notice which is sent by facsimile transmission is deemed to have been served two hours after its transmission is completed.

17.5                        Valid notices.  A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete if it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.  In circumstances where a notice is or appears to be incorrect or unclear, the recipient of the notice shall take reasonable steps to ascertain as soon as possible from the sender of the notice the incorrect or unclear information.

17.6                        Meaning of “notice” and “address”.  In this Clause 17, “notice” includes any demand, consent authorisation, approval, instructions, waiver or other communication and “address” includes facsimile transmission number and a facsimile is deemed to be signed by the person transmitting it.

17.7                        Interference with notices.  No party shall prevent or delay service on it of a notice connected with this Agreement or attempt to do so.

17.8                        Illegible notices.  Clauses 17.3 and 17.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

17.9                        English Language.  Any notice under or in connection with this Agreement shall be in English.

18                                  GOVERNING LAW

18.1                        English law.  This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

19                                  ARBITRATION

19.1                        Location.  Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof, save to the extent necessary to give effect to the provisions of this Clause 19.

19.2                        Proceedings.  The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) terms current at the time when the arbitration proceedings are commenced.

19.3                        Appointment of arbitrators.  The reference shall be to three (3) arbitrators.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

19.4                        Changing appointed arbitrator.  Nothing in this Clause 19 shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

19.5                        Small claims procedure.  In cases where neither the claim nor any counterclaim exceeds the sum of fifty thousand Dollars (US$50,000), or such other sum as the parties may agree, the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

19.6                        Mediation.  Notwithstanding the above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.  In the case of a dispute in respect of which arbitration has been commenced the following shall apply:

(a)                                 either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation;

(b)                                 the other party shall thereupon within fourteen (14) calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further fourteen (14) calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (the “Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator;

(c)                                  if the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties;

(d)                                 the mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest;

(e)                                  either party may advise the Tribunal that they have agreed to mediation.  The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration;

(f)                                   unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses; and

(g)                                  the mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

19.7                        Confidentiality of arbitration awards.  The parties, the Tribunal and the LMAA shall keep confidential all awards made, together with all materials in the proceedings created for the purpose of the arbitration, and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a court or other competent judicial authority.

19.8                        Final judgement.  Any decision or award resulting from arbitration shall be final and binding upon the parties.  The parties hereto hereby waive, to the extent permitted by law, any rights to appeal or to review of such award by any court or tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgement upon the arbitral award may be entered in any court having jurisdiction thereof.

19.9                        Liability for costs.  The fees and expenses of the arbitrators and all other expenses of the arbitration shall be initially borne and paid by respective parties subject to determination by the arbitrators.  The arbitrators may provide in the arbitral award for the reimbursement to the successful party of its costs and expenses in bringing or defending the arbitration claim, including legal fees and expenses incurred by party.

19.10                 Performance of obligations.  Pending the submission of and/or decision on a dispute, difference or claim or until the arbitral award is published, the parties shall continue to perform all of their obligations under this Agreement without prejudice to a final adjustment in accordance with such award.

THIS AGREEMENT has been executed as a deed by or on behalf of the parties and has, on the date stated at the beginning of this Agreement, been delivered as a deed.

SCHEDULE 1

THE EXMAR MEMBERS

Name of Company	Name of Registered Member	Country of Incorporation of Member	Number of Interests/Shares Owned	Registered Number of Member	Registered Office Address of Member

Solaia	Exmar LNG Investments Ltd	Liberia	500 Interests	C-100292	80 Broad Street Monrovia Liberia

Exmar Excalibur	Exmar (UK) Shipping Company Limited	England	1 Ordinary Share and 15,000,000 Preference Shares	02337712	Moreau House 116 Brompton Road London SW3 1JJ

Excalibur	Exmar Lux S.A.	Luxembourg	1,500 Shares	B35901	6, Rue Jean-Pierre Brasseur L-1258 Luxembourg Grand Duchy of Luxembourg

SCHEDULE 2

DETAILS OF THE COMPANIES

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Name	Solaia Shipping L.L.C.
Date and country of incorporation

11 February 2000, Liberia as Solaia Shipping Inc.

De-registration of Solaia Shipping Inc. and re-registration of Solaia Shipping L.L.C. happened on 1 November 2010

(registered as a non-Hong Kong entity in Hong Kong on 26 February 2008)

Registration numbers	C-100292 in Liberia F15954 in Hong Kong
Principal place of business in Hong Kong	Room 3206, 32nd Floor, Lippo Centre, Tower Two No. 89 Queensway, Hong Kong
Registered office	80 Broad Street, Monrovia, Republic of Liberia
Directors	Patrick De Brabandere Didier Ryelandt Mark Kremin Peter Evensen
Secretary	Hugo Cox
Capital	$1,000
Issued units of limited liability company interests (showing if fully paid up or not)	1,000 (fully paid)
Members (with numbers of membership interests)	Exmar LNG Investments Limited - 500 Teekay LNG Holdco L.L.C. - 500
Bankers	Nordea Bank Finland PLC
Auditors	KPMG
Accounting reference date	31 December

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Name	Exmar Excalibur Shipping Company Ltd
Date and country of incorporation	23 February 2001, England
Registered number	04167342
Registered office	Moreau House Third Floor 116 Brompton Road London SW3 1JJ
Directors	Patrick De Brabandere James Dishman Geir Sekkesaeter Peter Evensen
Secretary	James Dishman
Authorised share capital	1,000,000 ordinary shares of $1 each and 30,000,000 preference shares
Issued share capital (showing if fully paid up or not)	2 ordinary shares and 30,000,000 preference shares (fully paid)
Registered Members (with numbers of shares and beneficial owners)	Exmar (UK) Shipping Company Ltd - 1 ordinary share and 15,000,000 preference shares Teekay LNG Holdco L.L.C. — 1 ordinary share and 15,000,000 preference shares
Bankers	Nordea Bank Finland PLC
Auditors	FSPG Chartered Accountants
Accounting reference date	31 December

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Name	Excalibur Shipping Company Limited
Date and country of incorporation	22 June 2001, Isle of Man
Registered number	103315C
Registered office	12 - 14 Finch Road Douglas
Directors	Peter Lawrence Quayle Richard Read
Secretary	Trident Trust Company (I.O.M.) Limited
Authorised share capital	3000 ordinary shares of $1 each
Issued share capital (showing if fully paid up or not)	3000 ordinary shares of $1 each
Registered Members (with numbers of shares and beneficial owners)	Exmar Lux S.A. - 1500 Teekay LNG Holdco L.L.C. - 1500
Bankers	Not applicable
Auditors	Not applicable
Financial year end	31 December

SCHEDULE 3

MATTERS WHICH NO COMPANY CAN UNDERTAKE WITHOUT THE CONSENT OF ALL THE RELEVANT MEMBERS

1                                         Increase its nominal capital, share or loan capital or issue any share, limited liability company interest or loan capital or grant any option to subscribe for shares, limited liability company interests or loan capital.

2                                         Alter or modify the rights attached to any shares or limited liability company interests or make any alterations to the relevant Constitutional Documents.

3                                         Register any transfer of any shares or limited liability company interests or interests otherwise than in accordance with this Agreement and the relevant Constitutional Documents.

4                                         Capitalise or repay any amounts standing to the credit of any of its reserves or redeem or purchase its own shares or limited liability company interests or reduce its capital or share capital.

5                                         Pay or make any dividends or other distributions out of its capital, profits or reserves otherwise than in accordance with this Agreement and the relevant Constitutional Documents.

6                                         Make any borrowings (including, without limitation, any request for or entry into of any Member Loan), enter into any hire purchase, lease, credit sale or similar agreement or grant or permit the creation of or suffer to subsist any Security Interest over the whole or part of its undertaking, property or assets (except for any lien arising by operation of law or as specified in Clause 4).

7                                         Enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body.

8                                         Incorporate, acquire or dispose of any subsidiary.

9                                         Sell, transfer or otherwise dispose of or in any way cease to exercise control over (whether by one transaction or a series of transactions and whether at one time or over a period of time) the whole or any material part of its business, undertaking or assets.

10                                  Make any alterations to the nature of, or cease to carry on, the relevant Business.

11                                  Take any material decision relating to the commercial or technical management or administration of the Vessel.

12                                  Agree to the amendment or termination of any Loan Documents or any charter agreement or any management agreement or any other material agreement to which the relevant Company is a party.

13                                  Establish any new branch, agency, trading establishment or business or close any such branch, agency, trading establishment or business.

14                                  Pay any remuneration or expenses to any person other than as proper remuneration for all the services provided or as proper reimbursement for expenses incurred in connection with its business, or make any loans of any kind out of its funds.

15                                  Pay any remuneration to any person or company in excess of $100,000 per annum.

16                                  Incur any liability of a capital nature in excess of $100,000.

17                                  Enter into any transaction or contract otherwise than on an arm’s-length basis and in the ordinary course of its business.

18                                  Approve any transaction or dealing of an unusual or long term nature other than in the ordinary course of business.

19                                  Enter into any joint venture, partnership or other arrangement whereby its profits may be shared or establish any employee share or limited liability company interest option or profit related scheme of any kind whatsoever.

20                                  Appoint or remove any directors otherwise than in accordance with the provisions of this Agreement and the relevant Constitutional Documents.

21                                  Terminate the appointment of the Auditors.

22                                  Alter its accounting reference date.

23                                  Initiate any legal proceedings otherwise than in accordance with this Agreement or for the purpose of debt collection in the ordinary course of business.

24                                  Promote or take steps to effect a member’s voluntary winding-up or the making of an administration order, or pass any resolution for winding-up or take any action which would result in the Company becoming insolvent or unable to pay its debts or apply to the courts to order a meeting of creditors or of members of any class of members.

25                                  Purchase, sell, take or let on lease or tenancy or acquire or dispose of any real or leasehold property.

26                                  Enter into any agreement with any Connected Person of any of the parties to this Agreement.

27                                  Admit or apply for admission of the shares or limited liability company interests of the Company to any recognised stock exchange.

28                                  Open further bank accounts or vary bank mandates otherwise than in accordance with this Agreement.

EXECUTION PAGES

SIGNED as a DEED by EXMAR NV		)
acting by		)
expressly authorised in accordance		)
with the laws of Belgium		) /s/ [illegible]
by virtue of a power of attorney granted by EXMAR NV on 29 October 2010	Mathieu Verly Legal Counsel Attorney-in-Fact Mandataris	) ) )

SIGNED as a DEED by		)
TEEKAY LNG PARTNERS L.P.		)
acting by an authorised representative,		) /s/ [illegible]
of its general partner,		)

SIGNED as a DEED by		)
EXMAR LNG INVESTMENTS LIMITED		)
acting by		)
expressly authorised in accordance		)
with the laws of Liberia		) /s/ [illegible]
by virtue of a power of attorney granted by EXMAR LNG INVESTMENTS LIMITED on 29 October 2010	Mathieu Verly Legal Counsel Attorney-in-Fact Mandataris	) )

SIGNED as a DEED by		)
EXMAR (UK) SHIPPING		)
COMPANY LIMITED		)
acting by	Mathieu Verly	)
a director	Legal Counsel	) /s/ [illegible]
in the presence of:	Attorney-in-Fact	)
Mandataris
Witness’ signature:
Witness’ name:
Witness’ address:

Karel Stes
CLO-Company Secretary
EXMAR N.V.
De Gerlachedkaai 20
B-2000 Antwerpen 1

SIGNED as a DEED by EXMAR LUX SA		)
acting by		)
expressly authorised in accordance		)
with the laws of Luxembourg		) /s/ [illegible]
by virtue of a power of attorney granted by EXMAR LUX SA on 29 October 2010	Mathieu Verly Legal Counsel Attorney-in-Fact Mandataris	) ) )

SIGNED as a DEED by TEEKAY LNG		)
HOLDCO L.L.C.		)
acting by		)
expressly authorised in accordance		)
with the laws of Marshall Islands		) /s/ [illegible]
by virtue of a power of attorney granted		)
by TEEKAY LNG HOLDCO L.L.C.		)
on 29 October 2010)

APPENDIX 1

CONSTITUTIONAL DOCUMENTS

SOLAIA — LLC AGREEMENT

EXMAR EXCALIBUR — ARTICLES OF ASSOCIATION

EXCALIBUR — ARTICLES OF ASSOCIATION